UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                                  OMB APPROVAL
                                                  OMB NUMBER: 3235-0058
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                                                  SEC FILE NUMBER

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

(Check one)     Form 10-K      Form 11-K     Form 20-F  X  Form 10Q   Form N-SAR
            ----           ---           ---           ---         ---

                        For Period Ended: March 31, 1997
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     Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
                        GOLDEN EAGLE INTERNATIONAL, INC.
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Full Name of Registrant

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Form Name if Applicable

              4949 S. Syracuse Street, Suite 300, Denver, CO 80237
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Address of Principal Executive Officer (Street and Number)

                                Denver, CO 80237
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

             ( (a)  The reasons  described in  reasonable  detain in Part III of this  form  could  not be  eliminated  without  unreasonable effort or expense;
    X        ( (b)  The subject  annual report or  semi-annual  report/  portion
  -----             thereof  will be filed on or before the  fifteenth  calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and
             ( (c)  The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

     Difficulty obtaining records from mining site in Bolivia in a timely manner.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

    Mary A. Erickson                     303                    694-6101
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         (Name)                      (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
     no, identify report(s).                                yes       X   no
                                                        ---          ---

     Forms 10-QSB for periods ending 3/31/96, 6/30/96, 9/30/96.


Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         X   yes          no
                                                        ---           ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      Management expects to show operating losses in excess of $150,000.00.


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                         GOLDEN EAGLE INERNATIONAL, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 15, 1997                            By: /s/  MARY A. ERICKSON
                                                  ------------------------------
                                                  Mary A. Erickson, Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)


                              GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.